Exhibit 99.1
[Puglisi & Associates Letterhead]

November 4, 2014
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004

Re:	Registration Statement on Form S-3 of XL Group plc and XLIT Ltd. (the “Registration Statement”)

Ladies and Gentlemen:
Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, hereby accepts its appointment as agent for service of process for XL Group plc and XLIT Ltd., in connection with the Registration Statement.

Any process received by us will be forwarded to:

XL Group plc/XLIT Ltd. Attn: Kirstin Gould
XL Group
100 Washington Blvd, 6th Floor
Stamford, CT 06902
(203) 964-3595
We acknowledge receiving $200.00 as payment for the current year of this appointment, which is renewable annually.
Our acceptance of this designation and our continued representation is contingent upon our receipt of timely payment of our charges for this service.
Very truly yours,
Puglisi & Associates

/s/ Greg Lavelle
Greg Lavelle
Managing Director